EXHIBIT 99.1

FOR IMMEDIATE RELEASE

U.S. Department of Commerce Announces Draft Amendment to the Suspension Agreement on Uranium from the Russian Federation

Saturday, September 12, 2020
Office of Public Affairs
(202) 482-4883
publicaffairs@doc.gov

Today, the U.S. Department of Commerce (Commerce) and the State Atomic Energy Corporation Rosatom (Rosatom), on behalf of the Government of the Russian Federation, initialed a draft amendment to the Agreement Suspending the Antidumping Investigation on Uranium from the Russian Federation (Agreement), which was originally signed in 1992.  This amendment, if finalized, will extend the Agreement to 2040 and reduce U.S. reliance on uranium from Russia during that time period.

“This draft agreement represents an important step forward for the American nuclear industry,” said Secretary of Commerce Wilbur Ross.  “If finalized, it will contribute to the restoration of America’s nuclear energy advantage and protect the domestic industry from dumped Russian uranium.”

The draft amendment would:

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Reduce U.S. imports of uranium from Russia. Under the current Agreement, Russian uranium exports are limited to approximately 20% of U.S. enrichment demand. Under the amended Agreement, this figure would drop to an average of approximately 17% over the next 20 years and would be no higher than 15% starting in 2028.

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Strengthen existing protections for the U.S. commercial enrichment industry.  By extending and reducing the Agreement’s export limits, the draft amendment would enable the U.S. commercial enrichment industry to compete on fair terms.

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Establish unprecedented protections for U.S. uranium miners and the U.S. uranium converter. Under the current Agreement, Russia can use its entire export quota for the sale of not only the enrichment component of the low-enriched uranium (LEU), but also the natural uranium concentrates and conversion components of the LEU. By contrast, the amended Agreement would allow only a portion of the export quota to be used for the sale of the natural uranium components (concentrates and conversion) from Russia. On average, this portion will be equivalent to approximately 7% of U.S. enrichment demand, and no higher than 5% starting in 2026.

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Fix “returned feed” provisions in the existing Agreement that prejudice U.S. uranium miners. Under the current Agreement, foreign origin returned feed (i.e., natural uranium delivered by U.S. customers to the Russian exporter, in exchange for enriched uranium) can be delivered to the Russian exporter, enriched in Western Europe, and then exported to the United States outside the Agreement’s export limits. The amended Agreement would require foreign origin returned feed that is enriched in third countries to be subject to the Agreement’s export limits if exported back to the United States.

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Allow for the fulfillment of U.S. customers’ preexisting contracts for Russian uranium. There are U.S. companies that have contracts to purchase uranium from Russia before Commerce launched negotiations to extend the Agreement beyond 2020.  The limits in the agreement are structured to enable the majority of these contracts to be fulfilled.

Commerce is releasing the draft amendment for public comment.  Comments will be due by 5:00 p.m. EDT on September 28, 2020.  The draft amendment is available to registered users at https://access.trade.gov (reference case number A-821-802), and it will also be published in the Federal Register.  Commerce is seeking to finalize an amendment to the Agreement no later than October 5, 2020, which would enable Commerce to avoid possible termination of the Agreement and resumption of the underlying suspended antidumping investigation of uranium from Russia.

Commerce’s Enforcement and Compliance unit in the International Trade Administration, which negotiated today’s amendment to the Agreement, is responsible for vigorously enforcing U.S. trade law and does so through an impartial, transparent process that abides by international rules and is based on factual evidence provided on the record.